Exhibit 10.5(j)
BRIGGS & STRATTON CORPORATION
2014 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

Participant:	[Insert name]

Performance Share Award at Target:	____ Performance Share Units

Performance Period:	Plan Year ____ through Plan Year ____

Performance Measures:	Cumulative Operating Income (“COI”)
BRIGGS & STRATTON CORPORATION (the “Company”), a Wisconsin corporation, hereby awards to the above-named employee (the “Participant”) under the Briggs & Stratton Corporation 2014 Omnibus Incentive Plan (the “Plan”) the number of Performance Share Units at target set forth above, all in accordance with and subject to the attached Performance Share Unit Terms and Conditions.
If there is any inconsistency between this Agreement and the Plan, the Plan shall supersede the conflicting terms and conditions of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.
IN WITNESS WHEREOF, this Performance Share Unit Award Agreement has been duly executed as of _______.

BRIGGS & STRATTON CORPORATION
By
Todd J. Teske
Chairman, President and CEO
PARTICIPANT

«Name»

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Briggs & Stratton Corporation
Performance Share Unit Terms and Conditions
Section 1. Performance Period
The Performance Period commences on the first day of the three-year performance period stated on the first page of the award and ends on the last day of such period.
Section 2. Value of Performance Share Units

Each Performance Share Unit has a value for purposes of this Agreement equal to one share of common stock of the Company.
Section 3. Performance Share Units and Achievement of Performance Measures

(a)    The number of Performance Share Units to be earned under this Agreement shall be based upon the achievement of a level of COI as approved by the Compensation Committee (the “Committee”) of the Company’s Board of Directors for the Performance Period, based on the following table:

Performance Level	COI	Percentage of Target Earned
Minimum	$XXX million	25%
Target	$YYY million	100%
Maximum	$ZZZ million	200%
(b)    “COI” means the Company’s Income from Operations as reported in its consolidated financial statements filed with the SEC for the relevant Performance Period or relevant portion thereof as adjusted by the Committee to exclude or adjust significant nonbudgeted or uncontrollable capital investments or gains or losses from actual financial results in order to properly measure performance.
(c)    Straight line interpolation shall be used to determine the number of Shares awarded in the event the ranking does not fall directly on one of the ranks listed in the above table, by rounding up or down to the nearest 10 Shares. For example, if COI is 117.25% of Target and the Performance Share Target Award at Target is 500 Shares, the number of Shares awarded would be 590 (500 x 117.25% = 586.25 rounded up to 590).

(d)    No Participant may receive awards under the Plan covering more than 250,000 Shares in any fiscal year. In the event that the maximum number of Shares that may be issued under this Agreement, when combined with any other awards to the Participant for a fiscal year, would cause the Participant to exceed the limit, the maximum number of Shares that may be issued to the Participant shall be reduced so that the limit is met. The number of Shares subject to such reduction shall be paid to the Participant in the following fiscal year if the Participant continues in employment for 12 months, provided that any payment in the following fiscal year shall also be subject to the foregoing limit and, if the limit would be exceeded, the same process shall be repeated until the Shares can be issued without exceeding the limit or the Participant’s employment is terminated.
Section 4. Restrictive Covenants
It shall be a condition to the effectiveness of this Agreement that the Participant shall have signed an employment or other agreement containing customary provisions relating to noncompetition during employment, nonsolicitation of employees and customers following employment, confidentiality and assignment of inventions to the Company, in the form proposed by the Company.
Section 5. Termination Provisions
(a)    Except as provided below, the Participant shall be eligible for payment of Performance Share Units as determined in Section 3 only if the Participant’s employment with the Company (or one of its affiliates) continues through the end of the Performance Period.
(b)    If the Participant’s employment terminates prior to the end of the Performance Period by reason of the occurrence of such Participant’s retirement, Disability or death, a pro-rated payment will be provided as follows:
(i)    In the event of retirement or Disability, the pro-rated payment will be computed as of the end of the Performance Period. The proration shall be based on the number of full months that the Participant was employed during the Performance Period prior to the retirement or Disability.
(ii)    In the event of death, COI will be computed as of the end of the Company’s fiscal quarter subsequent to the date of death and compared to Target COI during the same period. The proration shall be based on the number of full months that the Participant was employed during the Performance Period prior to death. The number of earned shares, if any, shall be delivered to the estate of the Participant as soon as practicable after the computations described above.
(c)    If the Committee determines that (i) the Participant has breached any of the obligations referenced in Section 4 of this Agreement during the Performance Period or (ii) the Performance Share Units were awarded with respect to (A) a Plan Year for which there has been a material restatement of the Company’s annual report to the SEC due to negligence or misconduct by one or more persons or (B) any subsequent Plan Year having awards materially affected by the restatement, the Company shall be entitled to declare all or any portion of the Performance Share Units awarded under this Agreement to be forfeited.

(d)    As used in this Section of this Agreement, “Disability” shall have the meaning stated in Article 2.15 of the Plan, and “retirement” shall mean any termination of employment by the Employee or the Company for reason other than death after the Participant has achieved 30 years of service, age 62 with at least 10 years of service or age 65.
Section 6. Dividends
The Participant shall have no right to any dividends which may be paid with respect to Shares until any such Shares are paid to the Participant following the completion of the Performance Period. However, any dividends declared during the Performance Period shall be credited to the Performance Share Units and shall be reinvested as additional Performance Share Units subject to this Agreement on the date the dividends are paid.
Section 7. Form and Timing of Payment of Performance Share Units
(a) The Performance Share Units as finally calculated herein shall be paid to the Participant no later than two and one-half months after the end of the Performance Period, subject to the following:
(i) The Participant shall have no right with respect to any award until such award shall be paid to such Participant.
(ii) The number of Performance Share Units paid to the Participant shall be rounded up or down to the nearest 10 shares.
(b) Performance Share Units awarded, if any, will only be paid out in Shares. Such Shares may be credited to the Participant in book entry form and held, along with any stock dividends relating thereto, in custody by the Company or an agent for the Company until the Participant instructs otherwise.
Section 8. Nontransferability
Performance Share Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in this Agreement, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.
Section 9. Administration
This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan as amended from time to time, as well as such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

Section 10. Miscellaneous
(a)    This Agreement shall not give the Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge the Participant is specifically reserved. The Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect the Participant have been complied with as specified herein.
(b)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.
(c)    The Company shall have the power and right to deduct or withhold, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Agreement. With respect to withholdings required upon payment of Shares in satisfaction of all of the Performance Share Units awarded, the Company will withhold Shares having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.
(d)    In the event of a Change in Control, all performance conditions shall be deemed satisfied as if target performance was achieved, and awards will be settled pro rata based on the proportion of the applicable Performance Period that lapsed through the date of the Change in Control in accordance with Article 17(c) of the Plan. Such deemed earned Performance Share Units shall be paid out as soon as practicable.

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